GrowGeneration Reports First Quarter 2024 Financial Results

Net Revenue of $47.9 million, At the Top End of Guidance

Gross Profit Margin of 25.8% Represents a 230 Basis Point Sequential Improvement Over Fourth Quarter 2023

Net Loss of $8.8 million and Non-GAAP Adjusted EBITDA(1) Loss of $2.9 million, In Line with Guidance

DENVER, May 8, 2024 /PRNewswire/ -- GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), one of the largest retailers and distributors of specialty hydroponic and organic gardening products in the United States, today announced financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights

•Net sales decreased 3% quarter-over-quarter to $47.9 million
•Comparable store sales including e-commerce decreased 1.0% to the prior year, but was positive for retail stores
•Gross profit margin of 25.8%, a decrease of 280 basis points from the prior year
•Net loss of $8.8 million, compared to a net loss of $6.1 million in the prior year
•Adjusted EBITDA(1) loss of $2.9 million, a decline of $1.1 million to first quarter 2023
•Cash, cash equivalents, and marketable securities of $61.3 million and no debt
•Reiterating full-year 2024 guidance for revenue to be $205 million to $215 million and Adjusted EBITDA(1) to be a loss of $2 million to a profit of $3 million

Darren Lampert, GrowGeneration’s Co-Founder and Chief Executive Officer, stated, “I am pleased to announce our first quarter net revenue was at the top end of our expectations. We continued to see improvement across the business throughout the first quarter, attesting to the execution of our strategic initiatives over the prior two years. During the first quarter, our same-store sales, excluding e-commerce, was positive on a year over year basis for the first time in nine quarters. Given the stabilization of trends, we are reiterating our previously communicated full-year 2024 guidance.”

Lampert continued, “As we look ahead into the balance of 2024, our strategic initiatives remain focused on expanding our proprietary brand portfolio, maintaining disciplined cost control, and driving increased profitability through margin expansion. During the first quarter, proprietary brand sales represented about 23% of our reported Cultivation and Gardening net sales, the highest in our Company’s history, and meaningfully above the approximately 18% of Cultivation and Gardening net sales that we reported for fiscal year 2023. GrowGen remains in a healthy financial position, ending the quarter with $61.3 million of cash, cash equivalents, and marketable securities and zero debt on our balance sheet. Based on this quarter’s results, we continue to hold conviction in the underlying strength of the business, which was evidenced by the recent announcement of our share repurchase program. As we look to the rest of 2024, we remain optimistic around forward looking opportunities for profitable growth.”

First Quarter 2024 Consolidated Results

Net sales declined $8.9 million, or 15.7%, to $47.9 million for the quarter ended March 31, 2024 compared to $56.8 million for the quarter ended March 31, 2023. The decrease in net sales was primarily related to our Cultivation and Gardening segment, which had net sales of $43.1 million for the three months ended March 31, 2024 compared to $49.1 million for the three months ended March 31, 2023. This decrease in net sales was primarily due to the fiscal 2023 consolidations of 13 retail locations after March 31, 2023, as well as the four additional retail store consolidations during the three months ended March 31, 2024. Same-store sales decreased approximately $0.4 million, or 1%, primarily due to decreased e-commerce sales volume, which was partially offset by same-store sales growth in our brick-and-mortar retail locations. Proprietary brand sales as a percentage of Cultivation and Gardening net sales for the three months ended March 31, 2024 was approximately 23% as compared to approximately 18% for the three months ended March 31, 2023, driven primarily by our strategic initiatives to increase sales volume with our expanded portfolio of proprietary brands and products and various proprietary product launches. The percentage of Cultivation and Gardening net sales related to consumable products for the three months ended March 31, 2024 was approximately 70%, which was an increase from approximately 66% for the three months ended March 31, 2023. The increase in consumable sales as a percentage of net sales was driven primarily by increased brand adoption of proprietary growing media and nutrient products.

Additionally, net sales of commercial fixtures within our Storage Solutions segment decreased to $4.8 million for the three months ended March 31, 2024 compared to $7.7 million for the three months ended March 31, 2023.

Gross profit was $12.4 million for the three months ended March 31, 2024 compared to $16.3 million for the three months ended March 31, 2023, a decrease of $3.9 million or 24.1%. The decrease in gross profit is primarily related to the Cultivation and Gardening segment, which decreased $2.9 million, or 22.0%, for the three months ended March 31, 2024 as compared to the three months ended March 31, 2023, largely as a result of the decrease in sales volume due to store consolidations as previously discussed. Additionally, gross profit from our Storage Solutions segment decreased $1.0 million, or 33.4%, in the three months ended March 31, 2024 compared to the three months ended March 31, 2023.

Gross profit margin was 25.8% for the three months ended March 31, 2024, a decrease of 290 basis points from a gross profit margin of 28.7% for the three months ended March 31, 2023. The decrease was primarily attributable to a 290 basis point gross profit margin decline for the Cultivation and Gardening segment, which was primarily driven by industry pricing compression on distributed products and non-recurring costs associated with store consolidations. The decrease in the total gross profit margin was partially offset by a 300 basis point gross profit margin improvement for the Storage Solutions segment.

Store and other operating expenses in the first quarter of 2024 were $10.6 million, compared to $12.6 million in the first quarter of 2023, a decrease of 15.8%.

Selling, general, and administrative expenses in the first quarter of 2024 were $7.9 million, compared to $6.8 million in the first quarter of 2023, an increase of 15.6%.

GAAP pre-tax net loss was $8.8 million for the first quarter of 2024, or a loss of $0.14 per diluted share, compared to $6.1 million in the first quarter of 2023, or a loss of $0.10 per diluted share.

Adjusted EBITDA(1) was a loss of $2.9 million in the first quarter of 2024, compared to a loss of $1.8 million in the same period last year.

Cash, cash equivalents, and marketable securities as of March 31, 2024 were $61.3 million. Inventory as of March 31, 2024 was $66.0 million, and prepaid and other current assets were $6.1 million.

Total current liabilities, including accounts payable, accrued payroll, and other liabilities, decreased from $30.9 million at December 31, 2023 to $29.3 million at March 31, 2024.

Geographical Footprint

The Company’s geographic footprint for its Cultivation and Gardening segment spans approximately 826,000 square feet of retail and warehouse space at 46 locations across 18 states. To date in 2024, the Company consolidated 4 retail stores where it is generally able to serve the same customer base through a single location, thereby reducing redundancies in cost structure. The Company may consider additional store consolidations in the future.

Fiscal Year 2024 Financial Outlook(2)

The Company is reiterating its previously communicated full-year guidance and outlook of:
•Full-year 2024 net sales in the range of $205 million to $215 million.
•Full-year 2024 Adjusted EBITDA(1) from a $2 million loss to a $3 million profit.

Footnotes

(1) Adjusted EBITDA represents earnings before interest, income taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.

(2) Sales and Adjusted EBITDA guidance metrics are inclusive of acquisitions and store openings completed in 2024 and 2023, but do not include any unannounced acquisitions.

Conference Call

The Company will host a conference call today, May 8, 2024, at 4:30PM Eastern Time. To participate in the call, please dial (888) 836-8184 (domestic) or (289) 819-1350 (international). The conference code is 39229. This call is being webcast and can be accessed on the Investor Relations section of GrowGen’s website at: https://ir.growgeneration.com. A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.
About GrowGeneration Corp:

GrowGen is a leading developer, marketer, retailer, and distributor of products for both indoor and outdoor hydroponic and organic gardening, as well as customized storage solutions. GrowGen carries and sells thousands of products, such as nutrients, additives, growing media, lighting, environmental control systems, and benching and racking, including proprietary brands such as Charcoir, Drip Hydro, Power Si, Ion lights, The Harvest Company, and more. Incorporated in Colorado in 2014, GrowGen is the largest chain of specialty retail hydroponic and organic garden centers in the United States. The Company also operates an online superstore for cultivators at growgeneration.com, as well as a wholesale business for resellers, HRG Distribution, and a benching, racking, and storage solutions business, Mobile Media or MMI.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the Company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “expect,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the Company’s website, at: www.growgeneration.com.

Contacts:

ICR, Inc.
GrowGenIR@icrinc.com

GROWGENERATION CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except shares)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$31,050	$29,757
Marketable securities	30,280	35,212
Accounts receivable, net of allowance for credit losses of $1.4 million and $1.4 million at March 31, 2024 and December 31, 2023	7,832	8,895
Notes receivable, current, net of allowance for credit losses of $0.2 million and $1.7 million at March 31, 2024 and December 31, 2023	215	193
Inventory	66,028	64,905
Prepaid income taxes	213	516
Prepaid and other current assets	6,102	7,973
Total current assets	141,720	147,451
Property and equipment, net	25,336	27,052
Operating leases right-of-use assets, net	40,408	39,933
Notes receivable, long-term	54	106
Intangible assets, net	14,503	16,180
Goodwill	7,525	7,525
Other assets	847	843
TOTAL ASSETS	$230,393	$239,090
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,392	$11,666
Accrued liabilities	2,126	2,530
Payroll and payroll tax liabilities	2,097	2,169
Customer deposits	3,880	5,359
Sales tax payable	1,249	1,185
Current maturities of operating lease liabilities	7,593	8,021
Total current liabilities	29,337	30,930

Operating lease liabilities, net of current maturities	35,431	34,448
Other long-term liabilities	317	317
Total liabilities	65,085	65,695
Commitments and contingencies
Stockholders' equity:
Common stock; $0.001 par value; 100,000,000 shares authorized, 61,507,259 and 61,483,762 shares issued and outstanding as of March 31, 2024 and December 31, 2023	62	61
Additional paid-in capital	374,182	373,433
Retained earnings (deficit)	(208,936)	(200,099)
Total stockholders' equity	165,308	173,395
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$230,393	$239,090

GROWGENERATION CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Net sales	$47,888	$56,827
Cost of sales (exclusive of depreciation and amortization shown below)	35,524	40,538
Gross profit	12,364	16,289

Operating expenses:
Store operations and other operational expenses	10,634	12,622
Selling, general, and administrative	7,908	6,838
Estimated credit losses (recoveries)	(488)	317
Depreciation and amortization	3,742	3,932
Total operating expenses	21,796	23,709

Income (loss) from operations	(9,432)	(7,420)

Other income (expense):
Other income (expense)	47	860
Interest income	602	428
Interest expense	(56)	(2)
Total other income (expense)	593	1,286

Net income (loss) before taxes	(8,839)	(6,134)

Benefit (provision) for income taxes	2	—

Net income (loss)	$(8,837)	$(6,134)

Net income (loss) per share, basic	$(0.14)	$(0.10)
Net income (loss) per share, diluted	$(0.14)	$(0.10)

Weighted average shares outstanding, basic	61,499	61,028
Weighted average shares outstanding, diluted	61,499	61,028

Use of Non-GAAP Financial Information

EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed in isolation as substitutions to net income (loss) as indicators of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). GrowGeneration defines EBITDA as net income (loss) before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude certain items such as stock-based compensation, impairment losses, restructuring and corporate rationalization costs, and other non-core or non-recurring expenses and to include income from our marketable securities as these investments are part of our operational business strategy and increase the cash available to us. We believe these non-GAAP measures, when used in conjunction with net income (loss), provide meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. Management uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP financial measures may be useful to investors in their assessment of our operating performance and valuation. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, we have determined that it is appropriate to make this data available to all investors.

Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) (in thousands):

	Three Months Ended March 31,
	2024	2023
Net income (loss)	$(8,837)	$(6,134)
Benefit (provision) for income taxes	(2)	—
Interest income	(602)	(428)
Interest expense	56	2
Depreciation and amortization	3,742	3,932
EBITDA	$(5,643)	$(2,628)
Share-based compensation	778	567
Investment income	580	—
Restructuring and other charges (1)	1,414	259
Adjusted EBITDA	$(2,871)	$(1,802)
(1) Consists primarily of expenditures related to the activity of store and distribution consolidation and one-time severances